Exhibit 23.1

Guangdong Prouden CPAs GP

Ste.2201, Yuehai Financial Center,21 Zhujiang
West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of ARC Group Securities Acquisition II on Form S-1 of our report dated July 21, 2026, relating to the financial statements of ARC Group Securities Acquisition II as of December 31, 2025 and for the period from October 9, 2025 (inception) through December 31, 2025 appearing in Registration statements on Form S-1 of ARC Group Securities Acquisition II for the period ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

August 13, 2026